EXHIBIT 99.1

NEWS RELEASE                 11501 N.E. Expressway o Oklahoma City, OK 73131
                             405.475.2500 x288 o Fax 405.475.2558 o sixflags.com
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[Six Flags, Inc. logo]           FOR IMMEDIATE RELEASE:
                                 Contact: Carolyn Mayo, 713-970-2100
                                          VOLLMER Public Relations
                                          Debbie Nauser 405-475-2500 x288
                                          Six Flags Public Relations
                                          Jeremy Jacobs 212-355-4449 x130
                                          Joele Frank, Wilkinson Brimmer Katcher
                                          James F. Dannhauser 212-599-4693
                                          Six Flags, CFO


               SIX FLAGS TO CLOSE ASTROWORLD THEME PARK IN HOUSTON
                             AND SELL 109-ACRE SITE
             Increased Real Estate Value Of Site Prompts Disposition

NEW YORK, September 12, 2005 -- Six Flags, Inc. today announced that it will permanently close its AstroWorld theme park in Houston at the end of the 2005 season, and that it has engaged Cushman & Wakefield to market the 109-acre site to the real estate development community. The sale is subject to the approval of Six Flags' bank lenders.

The company said it expects a sale would yield significant proceeds given the property's size and location within a revitalized and dynamic area of the city and its proximity to so many of Houston's civic, healthcare and business enterprises. Proceeds from the sale would be used for debt reduction and general corporate purposes, the company said.

The company said a disposition compares very favorably with other alternatives for the 37-year-old park, such as making significant additional investment to improve the park's performance by upgrading facilities and adding new rides and attractions. Among the factors that favored a sale were the park's relative performance over the past several years and continued uncertainty over offsite parking rights related to Reliant Stadium and the Texans football team and the Houston Livestock Show & Rodeo, the company said.

"We are always looking for opportunities to enhance shareholder value. In assessing the performance of this property relative to the significant increase in real estate values in the Houston market, we concluded that the best way to unlock this value for shareholders was to pursue a sale of the property," said Kieran Burke, chairman and CEO of Six Flags. "While we continually review our properties in order to determine the best allocation of resources, it is important to note that a unique set of circumstances applies to the AstroWorld property and this action should not be considered indicative of our intentions for any of our other parks."

                                    - more -

As previously announced on August 25, 2005, the company's Board of Directors has initiated a process to seek proposals from third parties regarding a possible sale of the company. Today's announcement regarding the AstroWorld property has no impact on the company's sale process, which is ongoing.

The AstroWorld site is located near Reliant Park, Houston's major sports, entertainment and exhibition center, the museum district and the Texas Medical Center and is immediately adjacent to the city's new light rail system's Fannin South Station.

The company said 119 permanent jobs will be lost as a result of the closure, with a number of employees likely to be offered jobs at other Six Flags properties. The park also employs approximately 1,500 workers on a seasonal basis. The 2005 seasonal staff will not be affected.

Six Flags said it retains a significant presence in Houston with its Six Flags SplashTown water park, which is located on another site in the city and is expected to be enhanced with equipment from AstroWorld. Six Flags will also continue to serve the market with its parks in San Antonio and Arlington.

"We had a great run with AstroWorld and have been proud to serve as a family entertainment venue in the community for so many years," said Mr. Burke. "We are grateful to everyone who visited, worked and supported AstroWorld, and we look forward to serving Houstonians at Six Flags SplashTown and other nearby Six Flags parks. We are very encouraged by the prospect that the site has great potential for economic development and are hopeful this sale will ultimately result in significant job creation and economic activity for the city of Houston."
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SIX FLAGS and all related indicia are trademarks of Six Flags Theme Parks, Inc.
(R), (TM) and (C) 2005.